Exhibit 99

DATE: April 29, 2003

CONTACT:	Donald V. Rhodes
Chairman, President and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA,

WASHINGTON

ANNOUNCES FIRST QUARTER 2003 EARNINGS

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President and CEO of Heritage Financial Corporation (“Company”) today reported that diluted earnings per share for the first quarter ended March 31, 2003 were down slightly to $0.296 per diluted share from $0.298 per diluted share for the quarter ended March 31, 2002. Actual earnings for the first quarter ended March 31, 2003 were $2,061,000 compared to $2,293,000 for the first quarter in 2002, a decrease of 10.1%.

For the quarter ended March 31, 2003, return on average equity was 11.39% versus 11.50% for the quarter ended March 31, 2002. The Company’s capital position remains high at 11.83% of total assets as of March 31, 2003, down from 13.15% at March 31, 2002. Average equity for the quarter ended March 31, 2003 declined to $72,368,000 from $79,786,000 for the quarter ended March 31, 2002. Management expects that the Company’s capital ratio will continue to decline as assets grow and share repurchases continue.

The Company’s stock repurchase program in the first quarter of 2003 continued to contribute to earnings per share. As of March 31, 2003, the Company has repurchased a total of 4,618,989 shares, or 42.5% of the total outstanding at March 1999, at an average price of $10.80 per share. During the quarter ended March 31, 2003, the Company repurchased 215,322 shares at an average price of $19.60. The Company began its current 10% repurchase program in mid-March 2003 with the goal to repurchase approximately 660,000 shares over a period of eighteen months. Through March 31, 2003, the Company purchased 16,698 shares under the current program at an average price of $21.14. The Company remains committed to repurchasing shares as long as equity ratios remain strong and the purchases are accretive to earnings per share.

Mr. Rhodes stated, “As noted in our two most recent earnings releases, the Puget Sound area economy remains soft with limited opportunity for new good quality business loan growth. This year’s first quarter earnings, while down from last years first quarter earnings, met our expectations given the soft loan demand and our emphasis on only booking quality loans. The flat loan growth and low interest rates have led to reduced interest revenue but our margin has remained strong as we consciously reduced our more expensive deposits in order to keep deposit costs consistent with new loan opportunities.” Mr. Rhodes added, “We are encouraged about the remainder of the year as we experienced a noticeable increase in business and commercial real estate applications late in the quarter. The increase is in part due to the significantly increased commitment we made to Pierce County by the previously announced addition of a team of experienced commercial lenders for that marketplace but also reflects a meaningful increase in the loan pipeline company wide.”

Total assets decreased $11.7 million or 1.9% to $590.0 million at March 31, 2003 from the March 31, 2002 total of $601.7 million and were down $4.6 million from the December 31, 2002 total of $594.6 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) decreased $9.5 million or 2.0% to $462.3 million at March 31, 2003 from $471.8 million at March 31, 2002 but were up $7.0 million or 1.6% from the December 31, 2002 total of $455.3 million. The decline in loans was the result of economic weakness in western Washington and historically low interest rates leading to reductions in the Company’s residential mortgage portfolio through customer refinancing. Management expects the economic weakness to continue but the increased resources committed to the Pierce County marketplace are beginning to show positive results as can be seen by the growth of net loans in the first quarter of 2003 as compared to year-end 2002.

Deposits decreased $1.9 million or 0.4% to $514.5 million at March 31, 2003 from $516.4 million at March 31, 2002 and were down $2.7 million or 0.5% from $517.1 million at December 31, 2002. However, the mix of deposits changed significantly with Certificates of Deposit declining by $20.4 million or 6.8% to $278.7 million at March 31, 2003 from $299.1 million at March 31, 2002 and Transaction and Savings Deposits increasing by $18.5 million or 8.5% to 235.7 million at March 31, 2003 from $217.2 million at March 31, 2002. This change in mix was a major contributor to the Company’s success in maintaining a strong net interest margin.

Net interest income before provision for loan loss was $7,277,000 for the quarter ended March 31, 2003 compared to $7,361,000 for the quarter ended March 31, 2002, a decrease of 1.1%. The decrease was primarily due to lower loan totals.

The Company’s net interest margin (net interest income divided by average earning assets) was 5.36% for the quarter ended March 31, 2003 compared to 5.32% for the quarter ended March 31, 2002. The Company was able to maintain its strong margin in the first quarter of 2003 as maturing Certificates of Deposit were repriced at a lower rate or replaced with lower costing transaction accounts.

Asset quality remains strong compared to other West Coast publicly traded commercial banks. Nonperforming assets at March 31, 2003 were $2,345,000 (0.40% of total assets), a decrease of $2,019,000 from $4,364,000 (0.73% of total assets) at March 31, 2002 with a modest increase of $62,000 from $2,283,000 (0.38% of total assets) at December 31, 2002. The Company’s nonperforming assets to total assets ratio of 0.40% at March 31, 2003 is the same as the December 31, 2002 average ratio of 0.40% for West Coast publicly traded thrifts as monitored by D.A. Davidson and Company, but compares favorably to the average ratio of .94% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company. With commercial loans comprising 54% of our total loan portfolio, management believes that the portfolio at Heritage more closely compares to that of a commercial bank rather than a thrift.

The loan loss provision of $495,000 in the first quarter of 2003 was unchanged from the fourth quarter of 2002 and higher by $189,000 than the $306,000 provided in the first quarter of 2002. Net charge offs in the first quarter of 2003 decreased to $32,000 from $211,000 in the first quarter of 2002 and down from $430,000 in the fourth quarter of 2002. While management cannot predict with any certainty the future level of charge offs, ongoing weakness in western Washington’s economy could lead to further charge offs in coming quarters. Loan loss reserves as a percent of total loans increased to 1.53% at March 31, 2003 from 1.22% at March 31, 2002. Based on Management’s assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions.

Noninterest income was $1,627,000 for the quarter ended March 31, 2003 compared to $1,393,000 for the quarter ended March 31, 2002, an increase of 16.8%. The increase is primarily due to strong mortgage banking income, increased service charge income on deposits, and increased Merchant Visa income.

Brian Vance, President and Chief Executive Officer of Heritage Bank, noted, “We are particularly pleased that we were able to maintain a high level of asset quality and a strong net interest margin in the face of weak economic conditions during the first quarter. We are also pleased with the addition of our new commercial lending team to the Tacoma market place. The Pierce County market continues to be a focus of growth and the addition of these loan officers, each one of which has in excess of 30 years of successful commercial lending experience, will have a positive impact on our presence in this important market. Earning asset growth is a high priority and as this year’s first quarter came to a close we began to see loan growth from the new loan officers as well as growth from our existing loan officers.” Mr. Vance added, “To accommodate our expanding Pierce County activities, we have recently leased an additional floor in the Heritage Bank building located in downtown Tacoma where our downtown Tacoma retail branch is located. While noninterest expense will be impacted, we are confident that future earnings streams from this market growth strategy will create long term shareholder value.”

Noninterest expense was $5,249,000 for the quarter ended March 31, 2003 compared to $4,986,000 for the quarter ended March 31, 2002, an increase of $263,000 or 5.3%. The Company’s efficiency ratio increased to 58.95% for the quarter ended March 31, 2003 from 56.96% for the quarter ended March 31, 2002. The efficiency ratio increase is a result of reduced net interest income combined with growth in noninterest expense in the quarter. As discussed above, the Company made a significant commitment to the Pierce County marketplace in the first quarter with the hiring of an experienced commercial lending team for that market. The increased revenue stream that is just now being realized, as a result of that decision, is expected to compensate for the increase in expenses by the end of this year.

On March 20, 2003, the Company declared a dividend of 13.5 cents per share payable on April 29, 2003 to shareholders of record on April 15, 2003, an increase of 0.5 cents from the prior quarter’s dividend of 13.0 cents per share. This is the twenty-first consecutive quarterly dividend to be paid and the twentieth consecutive quarterly increase of 0.5 cents.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	March 31, 2003	December 31, 2002	March 31, 2002
Loans held for sale	$8,376	$8,113	$3,261
Loans receivable	469,657	462,151	477,681
Allowance for loan losses	(7,338)	(6,874)	(5,847)

Net loans	462,319	455,277	471,834
Fed funds sold	8,500	7,950	5,000
Investments and interest earning deposits	62,152	70,191	66,412
Goodwill	6,640	6,640	6,640
Other assets	42,022	46,416	48,593

Total assets	$590,009	$594,587	$601,740

Deposits	$514,459	$517,116	$516,376
Borrowings	—	—	—
Other liabilities	5,776	5,074	6,217
Stockholders’ equity	69,774	72,397	79,147

Total liabilities and equity	$590,009	$594,587	$601,740

Other Data
At period end:
Nonaccrual loans	$2,291	$1,987	$3,206
Real estate owned	54	296	1,158

Nonperforming assets	$2,345	$2,283	$4,364
Allowance for loan losses to:
Loans	1.53%	1.46%	1.22%
Nonperforming loans	320.31%	346.05%	182.35%
Nonperforming assets to total assets	0.40%	0.38%	0.73%
Equity to assets ratio	11.83%	12.18%	13.15%
Book value per share	$10.46	$10.63	$10.52
Tangible book value per share	$9.46	$9.66	$9.64

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended March 31,
	2003	2002
Interest income	$9,277	$10,304
Interest expense	2,000	2,943

Net interest income	7,277	7,361
Provision for loan losses	495	306
Noninterest income	1,627	1,393
Noninterest expense	5,249	4,986

Income before income taxes	3,160	3,462
Federal income taxes	1,099	1,169

Net income	$2,061	$2,293

Earnings per share:
Basic	$0.306	$0.305
Diluted	$0.296	$0.298
Performance Ratios (1):
Net interest margin	5.36%	5.32%
Efficiency ratio (2)	58.95%	56.96%
Return on average assets	1.40%	1.52%
Return on average equity	11.39%	11.50%
Weighted Average Common Shares Outstanding:
Basic	6,770,643	7,501,315
Diluted	6,967,509	7,657,014

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the amount of expense required to produce one dollar of revenue.